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                                                                   EXHIBIT 11.1


                            BELCO OIL AND GAS CORP.
                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)


                                                        Three Months Ended              Six Months Ended
                                                             June 30,                       June 30,
                                                        ------------------------------------------------
                                                        1997         1996               1997        1996
--------------------------------------------------------------------------------------------------------
Primary Calculation:
Shares issued in connection with the combination and
 assumed outstanding for all periods .................   25,000      25,000             25,000      25,000

Weighted average shares and equivalent shares outstanding:

   Issued in connection with the public offering .....    6,500       6,500              6,500       3,447

   Restricted stock, treasury stock method ...........       13          14                 15           8

   Stock options, treasury stock method ..............       13          92                 35          47
                                                        -------     -------            -------     -------

Weighted average common and common equivalent
 shares outstanding ..................................   31,526      31,606             31,550      28,502
                                                        =======     =======            =======     =======

Net Income (Loss) ....................................  $ 9,632     $12,354            $21,616     $(1,054)
                                                        =======     =======            =======     =======

Primary Earnings (Loss)
 Per Share ...........................................  $  0.31     $  0.39            $  0.69     $ (0.04)
                                                        =======     =======            =======     =======

Pro forma Net Income .................................  $ 9,632     $12,354            $21,616     $23,420
                                                        =======     =======            =======     =======

Pro forma Net Income
 Per Share - Primary .................................  $  0.31     $  0.39            $  0.69     $  0.82
                                                        =======     =======            =======     =======


The difference between primary and fully diluted earnings per share is not significant.




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